EXHIBIT 10.4
AMENDED AND RESTATED
COMMON UNIT PURCHASE AGREEMENT
     This Amended and Restated Common Unit Purchase Agreement (this “Agreement”), effective as of November 24, 2009, is by and between Martin Midstream Partners L.P., a Delaware limited partnership (the “Seller”) and Martin Resource Management Corporation, a Texas corporation (the “Purchaser”).
RECITALS
     WHEREAS, the Seller and the Purchaser are parties to that certain Common Unit Purchase Agreement dated November 4, 2009 (the “Initial Agreement”); and
     WHEREAS, the Seller desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Seller 714,285 common units (the “Units”) representing limited partnership interests in the Seller for Sale Consideration (as defined below) that consists of a price per Unit equal to the closing bid price of the Seller’s common units on November 3, 2009; and
     WHEREAS, the Purchaser has agreed to purchase the Units from the Seller on the terms hereinafter set forth; and
     WHEREAS, this Agreement amends and restates in its entirety the Initial Agreement;
     NOW, THEREFORE, in consideration of the foregoing recitals and the agreements herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE 1.
PURCHASE AND SALE OF UNITS
     1.1. Purchase and Sale of the Units. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, at the Closing, the Seller agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Seller the Units for the consideration of $20,000,000 (the “Sale Consideration”), payable by wire transfer to an account designated in writing by the Seller.
     1.2. Closing; Delivery of Unit Certificates. The closing of the transactions contemplated by this Agreement shall occur on November 25, 2009, or a such other time that the parties hereto agree (the “Closing”); provided, however, that the Closing shall not occur until Purchaser has received the approval of its lenders under the Purchaser’s Credit Agreement. At the Closing, upon the receipt of the payment from the Purchaser of the Sale Consideration, the Seller shall deliver to the Purchaser a certificate evidencing the Units.
     1.3. Restriction on the Transfer of the Units. The Purchaser acknowledges that, other than a pledge to Amegy Bank National Association in its capacity as administrative agent under the Purchaser’s Credit Agreement, the Purchaser may not directly or indirectly (including by operation of law) transfer any of the Units unless such transfer is pursuant to an effective registration statement under the Securities Act (as defined below) and the securities laws of any applicable state or other jurisdiction, or such transfer is exempt from registration under such laws. The certificate representing the Units delivered to the Purchaser pursuant to this Agreement and any subsequent unit certificates deriving from such certificate shall bear appropriate legends to such effect.
ARTICLE 2.
REPRESENTATIONS AND WARRANTIES
     2.1. Representations and Warranties of Seller. The Seller represents and warrants to, and agrees with, the Purchaser, on the date hereof and as of the date of the Closing as follows:
          2.1.1. Legal Capacity. The Seller possesses the legal capacity to execute, deliver and perform this Agreement, without obtaining any approval, authorization, consent or waiver from, or giving any notice to, any third party or governmental entity.
          2.1.2. Execution, Delivery, and Enforceability. The Seller has duly authorized, executed, and delivered this Agreement, and this Agreement constitutes a valid, legal, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to any laws affecting creditors’ rights.
          2.1.3. Issuance of Units. The Units have been duly and validly authorized for issuance pursuant to this Agreement and, when issued and delivered as provided hereunder against payment in accordance with the terms hereof, will be validly issued, fully paid and nonassessable (except to the extent that such nonassessablility may be limited by law or by the Seller’s Partnership Agreement).
          2.1.4. Conflicts. The Seller’s execution, delivery, or performance of this Agreement or the transactions contemplated herein to be performed by the Seller will not conflict with, constitute a breach or violation of, result in a lien against, or give rise to any default or right of acceleration, cancellation, or termination with respect to any document or any applicable law to which Seller is a party or by which any of the Seller’s assets are bound (or give rise to an event that with notice, lapse of time, or both, would result in such a conflict, breach, violation, lien, default, or right).
     2.1.5 Sale Consideration. The Seller acknowledges and agrees that (a) the Sale Consideration has been determined by arms-length negotiations between the Seller and the Purchaser based upon each party’s analysis and diligence concerning the Company’s prospects and the fair market value of the Units, and (b) the Seller has not made any representations or warranties to the Purchaser regarding the historical or prospective financial or operating performance of, or any other matters relating to, the Seller or its subsidiaries.
     2.2. Representations and Warranties of Purchaser. The Purchaser represents and warrants to, and agrees with, the Seller, on the date hereof and as of the date of the Closing as follows:

          2.2.1. Legal Capacity. The Purchaser possesses the legal capacity to execute, deliver and perform this Agreement, without obtaining any approval, authorization, consent or waiver from, or giving any notice to, any third party or governmental entity.
          2.2.2. Execution, Delivery, and Enforceability. The Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes a valid, legal, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to any laws affecting creditors’ rights.
          2.2.3. Conflicts. The Purchaser’s execution, delivery, and performance of this Agreement will not conflict with, constitute a breach or violation of, result in a lien against, or give rise to any default or right of acceleration, cancellation, or termination with respect to any document to which the Purchaser is a party or by which any of the Purchaser’s assets are bound (or give rise to an event that with notice, lapse of time, or both, would result in such a conflict, breach, violation, lien, default, or right).
          2.2.4. Sophisticated Investor.
          The Purchaser is an “accredited investor” as defined in rule 501(a) under the Securities Act of 1933. The Purchaser is acquiring the Units for investment purposes only and not with a view to making a distribution of such Units.
ARTICLE 3.
GENERAL
     3.1. Amendment. No amendment or modification of any of the provisions of this Agreement shall be effective unless in writing and signed by all of the parties to this Agreement.
     3.2. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement, but all of which shall constitute one and the same agreement. Any party to this Agreement may execute and deliver this Agreement by an executed signature page transmitted by a facsimile machine.
     3.3. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties to this Agreement and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter contained in this Agreement.
     3.4. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER THE APPLICABLE PRINCIPLES OF CONFLICTS OF THE STATE OF TEXAS.
     3.5 Headings. Article and section headings are used in this Agreement only as a matter of convenience, are not a part of this Agreement, and shall not have any effect upon the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, each party hereto has executed and delivered this Agreement as of the date first written above.

SELLER:

MARTIN MIDSTREAM PARTNERS L.P.
By:	Martin Midstream GP LLC, its general partner

By:	/s/ Ruben S. Martin
Name:	Ruben S. Martin, III
Title:	President and Chief Executive Officer

PURCHASER:

MARTIN RESOURCE MANAGEMENT CORPORATION

By:	/s/ Ruben S. Martin
Name:	Ruben S. Martin, III
Title:	President and Chief Executive Officer